Exhibit 10.1
FORM OF
RESTRICTED STOCK UNIT AGREEMENT
20xx GRANT

[effective for awards granted on and subsequent to March 1, 2026]

Name: xxxxxx
$ Granted: $ xxx,xxx

THIS AGREEMENT, dated as of March 1, 20xx, (“Grant Date”) is between Mastercard Incorporated, a Delaware Corporation (“Company”), and you (the “Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan, as amended (“Plan”).
WHEREAS, the Company has established the Plan, the terms of which are made a part hereof;
WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan;
NOW, THEREFORE, the parties hereby agree as follows:
1.    Grant and Acceptance of Units.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee <xxx> Units, as reflected in the Employee’s grant statement, the terms of which statement are incorporated as a part of this Agreement. The Units comprising this award will be recorded in an unfunded Units account in the Employee’s name maintained on the books of the Company (“Account”). Each Unit represents the right to receive one share of the Company’s $0.0001 par value Class A Common Stock (“Common Shares”) under the terms and conditions set forth below.
The Employee is required to accept or reject the award of Units and the terms of this Agreement by no later than October 1, 20xx or prior to such earlier vesting event pursuant to Section 2(c) below. If the Employee fails to accept or reject the award of Units by the foregoing deadline, the Employee shall be deemed to have accepted the Units and the terms of this Agreement, provided that if the Employee is subject to and required to agree to the restrictive covenants in Section 10 and Exhibit A, the Employee must affirmatively accept or the Units may be forfeited and subject to cancellation in their entirety as of October 1, 20xx.

2.    Vesting Schedule.

Vest Date	Vest Quantity
March 1, 20xx	One third (33.33%)
March 1, 20xx	One third (33.33%)
March 1, 20xx	One third (33.33%)
(a)    Subject to (b), (c) and (d) below, the interest of the Employee in the Units shall vest with respect to one third (33.33%) of the Units granted on each of the first, second and third anniversaries of the Grant Date conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of each such vesting date (collectively, the “Vesting Dates”). In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer for any reason other than as set forth in (b), (c) or (d), all unvested Units as of the date of Termination of Employment shall automatically be forfeited and cancelled. A transfer of Employee’s employment among the Company and any Affiliated Employer shall not be treated as a Termination of Employment hereunder.
(b)    In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee’s death following the Grant Date, 100 percent of the Employee’s then unvested Units shall vest and be payable, as set forth in section 6(b). In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer due to a Disability or Retirement that occurs seven months or more after the Grant Date, unless circumstances exist at the time of Termination of Employment that would constitute Cause, unvested Units shall continue to vest as if there had been no Termination of Employment and shall be paid as set forth in section 6(a).
(c)    In the event of the Employee’s Termination of Employment by the Company or an Affiliated Employer, or successor thereto, without Cause or due to a Job Elimination or Role Refresh in the six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested Units shall vest upon the later of the date of the Employee’s Termination of Employment or the Change in Control and be payable in accordance with section 6(c).
(d)    In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer due to a Job Elimination or a Role Refresh (other than in connection with a Change in Control, as provided in section 2(c)), the Employee’s interest in a pro-rata portion of the unvested Units shall continue to vest as if there had been no Termination of Employment and shall be paid as set forth in section 6(a), contingent upon the Employee’s execution and non-revocation of a separation agreement and general release of all claims in a form satisfactory to the Company no more than 75 days following the date of the Employee’s Termination of Employment.

Such pro-rata portion of the unvested Units shall be calculated based on (A) the total Units granted multiplied by the ratio of (x) the number of calendar days worked by the Employee from the Grant Date to the Employee’s date of Termination of Employment, to (y) the total number of calendar days in the original vesting schedule of the Units (from the Grant Date to the third anniversary of the Grant Date) less (B) any Units previously vested. For purposes of this section 2(d), a “Job Elimination” shall mean either (i) the Employee’s involuntary and permanent Termination of Employment by the Company or an Affiliated Employer because of a permanent layoff, reduction in force, facility closing, reorganization, or consolidation, or (ii) the Employee’s involuntary Termination of Employment with the Company or an Affiliated Employer after the Employee has been offered and declined continued employment with the Company or an Affiliated Employer in a position that is, in the Company’s sole judgment, not comparable to or better than the position that the Employee previously held with the Company or an Affiliated Employer. For purposes of this section 2(d), a “Role Refresh” shall mean the Employee’s involuntary Termination of Employment by the Company or an Affiliated Employer where the Company determines that a change is in the best interests of the Company and/or an Affiliated Employer and the following conditions are met: (i) the Employee is a level 4 or higher; (ii) the Employee’s last official rating and ongoing performance level is achieves or higher; (iii) the Employee has been in substantially the same role for three (3) or more years (this requirement may be waived for employees at levels 1 and 2); and (iv) the Employee’s role is not being eliminated. Notwithstanding the foregoing, the Employee shall not be entitled to continued vesting of the Units under this Section 2(d) if the Employee incurs a “Disqualifying Event” under the terms of the Mastercard International Incorporated Severance Plan or, as applicable, the Amended and Restated Mastercard International Incorporated Executive Severance Plan. To obtain a copy of the Mastercard International Incorporated Severance Plan, please send a request to the Employment Counsel at 2000 Purchase Street, Purchase, NY 10577.

3.    Transfer Restrictions.
The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.
4.    Stockholder Rights.
Prior to the time that the Employee’s Units vest and the Company has issued Common Shares relating to such Units, the Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units. Specifically, and without limiting the foregoing, the Employee shall not be entitled to dividends or dividend equivalents prior to being issued Common Shares.

5.    Changes in Stock.
In the event of any change with respect to outstanding Common Shares contemplated by Section 4.6(1) of the Plan, the Units may be adjusted in accordance with Section 4.6(1) of the Plan.
6.    Form and Timing of Payment.
    (a)    The Company shall pay to the Employee within 60 days following each Vesting Date set forth in section 2(a) above, a number of Common Shares equal to the aggregate number of vested Units credited to the Employee as of such Vesting Date; provided, however, that payment of any Units that vest pursuant to Section 2(d) may occur within up to 74 days following the applicable Vesting Date in connection with the Employee’s execution and non-revocation of a separation agreement and general release of all claims.
    (b)    In the event of vesting under section 2(b) above due to an Employee’s death, payment shall be made within 90 days following death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A (as defined in section 13 below).
    (c)    In the event of vesting under section 2(c) above due to Termination of Employment in connection with a Change in Control, payment shall be made as follows: (i) in the event of Termination of Employment prior to the Change in Control, within 90 days following the Change in Control; or (ii) in the event of Termination of Employment after the Change in Control, on the first business day which is at least seven months following the Termination of Employment or at such later date permitted under Section 409A.
    (d)    Notwithstanding section 6(a) above, the Company may, in its sole discretion, settle the Units in the form of a cash payment, based on the Fair Market Value on the date the Units vest, (i) to the extent settlement in Common Shares is prohibited under local law, or would require the Employee, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Employee’s country of residence (or country of employment, if different) or (ii) in the event that the net number of Common Shares issuable on a Vesting Date is less than one whole Common Share. Alternatively, the Company may, in its sole discretion, settle the Units in the form of Common Shares but require the Employee to immediately sell such Common Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on behalf of the Employee).
7.    Compliance with Law.
No Common Shares (or cash pursuant to section 6(d) above) will be delivered to the Employee in accordance with section 6 above unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws, including, without limitation, any rule, regulation or procedure of the U.S. national securities exchange upon which the Company’s Common Shares are traded or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or an Affiliated Employer.
8.    Death of Employee.
In the event of the Employee’s death, where the death results in vesting and payment of Units under section 2(b) above, payment shall be made to the Employee’s estate unless otherwise required by law.
9.    Taxes.
The Employee and/or, in the event of the Employee’s death, the Employee’s estate, shall be liable for any and all taxes, including income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”), arising out of this grant or the issuance of the Common Shares on vesting of Units hereunder or any other taxable event in connection with the Units.
Prior to any such taxable event, the Employee (or the Employee’s estate) shall pay or make adequate arrangements satisfactory to the Company or, if different, the Employee’s employer (the “Employer”) to meet the Company’s or the Employer’s withholding obligations for Tax-Related Items. In this regard, the Company is authorized to deduct from the total number of Common Shares the Employee is to receive on settlement of the Units a number of Common Shares with a total value equal to the amount necessary to satisfy any such withholding obligation. Alternatively, provided the Employee is not subject to Securities and Exchange Commission Rule 16b-3, the Company may sell or arrange for the sale of a sufficient number of Common Shares issued to the Employee upon settlement of the Units to meet the Tax-Related Items withholding obligation.
Notwithstanding the foregoing, to the extent that any obligation to withhold Tax-Related Items arises prior to the time of vesting and settlement of the Units, the Company will cause the Units to vest and be deemed payable for the purpose of satisfying such obligation by withholding Common Shares as provided for above, provided that to avoid a prohibited acceleration under Section 409A, the number of Units so vested and deemed payable will not exceed the number necessary to satisfy the liability for Tax-Related Items. If Tax-Related Items are withheld prior to a Vesting Date by the method described in this paragraph, the number of Units in the Employee’s Account and originally scheduled to vest on the next applicable Vesting Date will be reduced by the number of Units vested and used to satisfy such Tax-Related Items.
The Company (or, as applicable, the Employer) may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Employee’s jurisdiction(s), and will do so using the information in its applicable systems and other business records at the time of such withholding event. In the event of over-withholding, the Employee may receive a refund from the local tax authorities of any over-withheld amount in cash and will have no entitlement to the Common Share equivalent. In the event the withholding deducted is less than the Tax-Related Items for which the Employee is liable, the Employee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the Tax-Related Items withholding is satisfied by withholding in Common Shares, for tax purposes, the Employee is deemed to have been issued the full number of Common Shares subject to the vested Units, notwithstanding that a number of the Common Shares is held back solely for the purpose of paying the Tax-Related Items.
The Employee agrees to pay to the Company or the Employer, including through withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that is not satisfied by the means previously described.
Finally, the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility, regardless of any withholding by the Company or the Employer, and that the Company and the Employer: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the settlement of the Units, the subsequent sale of any Common Shares acquired pursuant to the Units, or the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Employee’s liability for Tax-Related Items. The Company may refuse to issue or deliver the Common Shares, or the proceeds of the sale of Common Shares, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
10.    Restrictive Covenants.
If, at the Grant Date, the Employee is a Vice President (or equivalent) of the Company or an Affiliated Employer or holds a role above the level of Vice President (or its equivalent) and the Employee's regular place of employment is in the United States, then in consideration of the grant of this award of Units, the Employee agrees to the restrictive covenants and associated remedies as set forth in Exhibit A (Restrictive Covenants), attached hereto, which exist independently of and in addition to any obligation to which the Employee is subject under the terms of any other restrictive covenant, non-competition, non-solicitation, non-interference, non-disclosure or similar restriction with the Company or an Affiliated Employer. To the extent applicable, the Employee acknowledges that the Employee reviewed Exhibit A (Restrictive Covenants), attached hereto, before electronically accepting this Agreement and understands the restrictions that apply to the Employee.
11.    Discretionary Nature of Plan.
The Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted and vesting provisions.
12.    Consent to On-Line Grant and Acceptance.
The Employee acknowledges and agrees that, as a term of this grant of Units, any grant, communication, or acceptance of such grant, if applicable, is permitted to be made and processed through the online system operated and maintained for this purpose. The Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.
13.    Section 409A.
The Company intends that payments under this Agreement will either comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. To the extent the Company determines that this Agreement is subject to Section 409A, but does not conform with the requirements of Section 409A, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with Section 409A. The Company makes no representation that the Agreement is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Agreement. The Company will have no liability to the Employee or to any other party if the Agreement that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Company with respect thereto.
14.    Recoupment Policy.
As an additional condition of receiving the Units, the Employee agrees that the Units and any benefits the Employee may receive hereunder shall be subject to forfeiture and/or repayment to the Company: (a) to the extent required, or to satisfy any required recovery, under the terms of any recoupment or “clawback” policy adopted by the Company and in effect as of the Grant Date, including, without limitation, the Mastercard Incorporated Executive Officer Incentive Compensation Recovery Policy; (b)

to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards; and/or (c) in the event the Employee engages in misconduct which has or might reasonably be expected to have material reputational or other harm to the Company or in any other conduct constituting Cause (together, “Misconduct”) or if the Employee has known of or been willfully blind to Misconduct on the part of any individual over whom the Employee has supervisory authority. A recovery under this section 14 can be made by withholding compensation otherwise due to the Employee, by cancelling Units, whether unvested or vested but unpaid, by the Company instructing any brokerage firm engaged by the Company to hold any Common Shares or other amounts acquired pursuant to the Units to impose a full trading and transfer block on the Employee's account with such brokerage firm and/or to re-convey, transfer or otherwise return any Common Shares and/or other amounts held in such brokerage account to the Company, each as shall be authorized by the Employee in accepting this Agreement, or by such other means determined appropriate by the Committee. The Recoupment Policy set forth in this Section 14 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law.
15.    Governing Law; Jurisdiction and Venue.
The Employee acknowledges and agrees that this Agreement, including Exhibit A, shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. The Employee further acknowledges and agrees that except to the extent any legal suit, action or proceeding arising out of or relating to this Agreement is subject to a binding arbitration agreement between the Employee and the Company or an Affiliated Employer, any such suit, action or proceeding shall be instituted in a federal or state court in the State of New York, and the Employee waives any objection which the Employee may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.
16.    Miscellaneous.
(a)    All amounts credited to the Employee’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee’s interest in the Account shall make the Employee only a general, unsecured creditor of the Company.
(b)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c)    Any notice required or permitted hereunder that is not covered by section 12 above, shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: EVP, Total Rewards.

(d)    Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company or an Affiliated Employer. Neither the Plan nor this Agreement shall interfere with the rights of the Company or an Affiliated Employer, as applicable, to terminate the employment of the Employee and/or take any personnel action affecting the Employee without regard to the effect which such action may have upon the Employee as a recipient or prospective recipient of any benefits under the Plan or this Agreement.

The value of the Units granted hereunder is an extraordinary item of compensation outside the scope of the Employee’s terms and conditions of employment and/or employment contract, if any. As such, the Units granted hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(e)    The Company reserves the right to impose other requirements on the Units, any Common Shares acquired or payment made pursuant to the Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(f)    Notwithstanding any provisions in this Agreement, the Units will be subject to any country-specific terms set forth in an addendum to this Agreement for Participants who work or reside in a country outside the United States (“Addendum”). Moreover, if the Employee relocates to one of the countries included in the Addendum, the terms for such country will apply to him or her, to the extent the Company determines that the application of such terms is necessary or advisable. The Addendum constitutes part of this Agreement.
(g)    The provisions of this Agreement, including Exhibit A, are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Agreement, including Exhibit A, is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.
(h)    This Agreement, along with the incorporated grant statement and Exhibit A, and any special provisions for the Employee’s country of residence or employment, as set forth in the applicable Addendum, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By	/s/

Name:
Title:

EXHIBIT A (RESTRICTIVE COVENANTS)
TO RESTRICTED STOCK UNIT AGREEMENT 20XX GRANT

In addition to the terms of the Mastercard Incorporated 2006 Long Term Incentive Plan, as amended, and the Restricted Stock Unit Award agreement to which this Exhibit A is attached (the “RSU Agreement”), the RSU Agreement is subject to the following additional terms and conditions as set forth in this Exhibit A (the “Restrictive Covenant Exhibit”). All defined terms as contained in this Restrictive Covenant Exhibit shall have the same meaning as set forth in the RSU Agreement or, as applicable, in the Plan.
1.Applicability. If, at the Grant Date, the Employee is a Vice President (or equivalent) of the Company or an Affiliated Employer or holds a role above the level of Vice President (or its equivalent) and the Employee's regular place of employment is in the United States, then in consideration of the grant of the award of Units in the RSU Agreement, the Employee agrees to the restrictive covenants and associated remedies as set forth below, which exist independently of and in addition to any obligation to which the Employee is subject under the terms of any other restrictive covenant, non-competition, non-solicitation, non-interference, non-disclosure or similar restriction with the Company or an Affiliated Employer. The Employee understands and agrees that: (i) the services the Employee performs are at a senior level and are valuable and unique; (ii) during the course of the Employee’s employment the Employee will have access to or become privy to the Company’s or an Affiliated Employer’s confidential and secret proprietary information relating to the Company’s or an Affiliated Employer’s current operations and future plans, as hereinafter defined; and (iii) that the covenants in this Restrictive Covenant Exhibit are intended to protect the legitimate interest of the Company or an Affiliated Employer, including the protection of trade secrets, protection of confidential or proprietary customer information, and protection against the solicitation of employees and customers, in an appropriate, limited and reasonable manner, as provided herein.
2.Non-Competition. The Employee agrees that during employment and for a period of twelve (12) months following the termination of the Employee's employment with the Company or an Affiliated Employer for any reason, the Employee will not directly or indirectly for him- or herself or any third party engage, participate or invest in, own or become employed by or render (whether or not for compensation) any consulting, contractor, advisory or other services to or for the benefit of: (i) Visa, American Express, Discover, JCB, China Union Pay, PayPal, STAR, or NYCE, including any of their respective subsidiaries, affiliates and successors; (ii) any other person, business, or entity, the primary activity of which is to serve as a regional pin network, or a general purpose network engaged in authorizing, clearing, settling, switching or processing of payment transactions; or (iii) any other business, any sub-division (including, without limitation subsidiaries, affiliates, divisions or departments) of a business or activity, that is directly or indirectly in competition with any business or activity engaged in by the Company or an Affiliated Employer or, to the Employee’s knowledge, is being contemplated by the Company or an Affiliated Employer, in each case without regard to geographic limitation. For the avoidance of doubt, the prohibition contained in the previous sentence includes the provision of services for consulting organizations that participate in negotiating or advising on negotiation for network deals on behalf of the Company’s competitors. Notwithstanding the provisions of this Section, it shall not be a violation of this section for the Employee to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system.
3.Non-Solicitation. In order to protect the legitimate interests of the Company or an Affiliated Employer, including the protection of trade secrets, protection of confidential or proprietary customer information, and protection against the solicitation of customers, the Employee agrees that during employment and for a period of twelve (12) months following termination of the Employee’s employment with the Company or an Affiliated Employer for any reason, the Employee will not directly or indirectly for him- or herself or any third party: (i) solicit, induce, recruit, encourage, or otherwise entice any other employee, agent, consultant, or representative to leave the service of the Company or an Affiliated Employer for any reason; or (ii) solicit or induce any customer, supplier, or other person with whom the Company or an Affiliated Employer is engaged in business, or to the Employee’s knowledge, is planning or proposing to engage in business, to limit, forego, divert to another, terminate, or reduce any commercial relationship or prospective commercial relationship with the Company or an Affiliated Employer or cease to accept or issue their products.
4.Non-Disclosure. Subject to Section 5, the Employee agrees that both during and after the term of the Employee’s employment with the Company or an Affiliated Employer, the Employee will not directly or indirectly use or disclose Confidential Information (as hereafter defined), for so long as it shall remain Confidential Information, except with the Company’s or an Affiliated Employer’s written permission and/or in furtherance of the Employee’s services for the Company or an Affiliated Employer. The Employee acknowledges and agrees that the Employee will: (i) take all reasonable precautions to prevent inadvertent disclosure of Confidential Information; (ii) will comply with all Mastercard policies and procedures for dealing with Confidential Information, including but not limited to the Code of Conduct; and (iii) deliver promptly to the Company or an Affiliated Employer at the termination of the Employee’s employment, or at any time at the Company’s or an Affiliated Employer’s request, all documents and other material in the Employee’s possession containing Confidential Information, without retaining any copies or materials which incorporate or reference such Confidential Information, in any form. The Employee understands and agrees that all Confidential Information is the sole property of Mastercard. For the purposes of this Restrictive Covenant Exhibit, “Confidential Information” shall mean information generated by or entrusted to the Employee or to which the Employee gains access during the Employee’s employment with the Company or an Affiliated Employer, whether such information is in writing, in electronic form, or conveyed orally, that is of a confidential, competitively sensitive, proprietary and/or secret character and is not generally available to the public. Confidential Information made available to the public as a result of a breach of the Employee’s obligations under this Restrictive Covenant Exhibit shall nevertheless remain Confidential Information for purposes of this Restrictive Covenant Exhibit.
5.Permitted Disclosures. Nothing in the RSU Agreement, or any other policy or agreement by or with the Company or an Affiliated Employer shall prohibit or restrict the Employee from (i) voluntarily communicating with an attorney retained by the Employee, (ii) voluntarily communicating with any law enforcement, government agency, including the Security and Exchange Commission ("SEC"), the Equal Employment Opportunity Commission, the New York Attorney General, the New York State Division of Human Rights or a local commission on human rights, or any self-regulatory organization or public body regarding possible violations of law or specific dangers to the public health or safety, in each case without advance notice to the Company or an Affiliated Employer, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a private third-party subpoena, provided that the Employee first promptly notifies and provides the Company or an Affiliated Employer with the opportunity to seek, and join in its efforts at the sole expense of the Company or an Affiliated Employer, to challenge the subpoena or obtain a protective order limited its disclosure, or other appropriate remedy, (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which the Employee is entitled, or (vi) discussing or disclosing information about sexual harassment or sexual assault in the workplace. Further, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Employee hereby acknowledges that the Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document that is filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee understands that if the Employee files a lawsuit for retaliation by the Company or an Affiliated Employer for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee's attorney and use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Restrictive Covenant Exhibit or any other agreement by and between the Employee and the Company or an Affiliated Employer is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.
6.Severability and Enforcement. The Employee acknowledges and agrees that the service the Employee provides to the Company or an Affiliated Employer, as applicable, is a significant factor in the creation of valuable and unique assets which provide the Company or an Affiliated Employer, as applicable, with a competitive advantage. The Employee further acknowledges and agrees that the covenants set forth in this Restrictive Covenants Exhibit are intended to protect the legitimate interests of the Company or an Affiliated Employer to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Restrictive Covenants Exhibit that the scope or duration of any limitation contained in this Restrictive Covenants Exhibit is too extensive to be legally enforceable, then the Employee hereby agrees that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Employee hereby consents to the enforcement of such limitation as so modified.
7.Violation of Restrictive Covenants. The Employee acknowledges and agrees that any violation by the Employee of the provisions of this Restrictive Covenants Exhibit would cause serious and irreparable damage to the Company or an Affiliated Employer.
a.The Employee further acknowledges and agrees that it might not be possible to measure such damage in money. If the Employee breaches any of the terms of the restrictive covenants in this Restrictive Covenants Exhibit, the following consequences shall apply with respect to the Units and any such other Awards granted to the Employee under the Plan as follows:
i.all unvested Units and any Performance Stock Units ("PSUs") held by the Employee, as well as any vested Units or PSUs that have not been previously settled, shall be immediately and irrevocably forfeited.
ii. with respect to any Units or PSUs that vested within twelve (12) months prior to the earlier of (i) the termination of the Employee’s employment with the Company or an Affiliated Employer or (ii) the Employee’s breach of the restrictive covenants in this Restrictive Covenants Exhibit, or at any time after the Employee's termination, the Employee may be required to repay or otherwise reimburse the Company an amount having a value equal to the aggregate fair market value (determined as of the date of vesting) of any Common Shares transferred to the Employee as a result of the vesting of such Units or PSUs.
iii. any outstanding Stock Option held by the Employee, whether vested or unvested, shall be immediately and irrevocably forfeited.
iv. if any portion of a Stock Option has been exercised by the Employee within the (12) months prior to the Employee’s breach of the restrictive covenants in this Restrictive Covenants Exhibit, or at any time after the Employee's termination, the Employee may be required to repay or otherwise reimburse the Company an amount having a value equal to the aggregate fair market value (determined as of the date of exercise) of any Common Shares transferred to the Employee as a result of the exercise of such Stock Option, less the exercise price paid for such Common Shares.
v. the Employee shall lose such other benefits under the Plan that the agreement documenting an Award under the Plan specifies shall be lost on violation of the restrictive covenants in this Restrictive Covenants Exhibit.
To the extent permitted by applicable laws and consistent with Section 409A, the Company or an Affiliated Employer shall be entitled to set-off against any amount owed by the Company or an Affiliated Employer to the Employee from any source (excluding base salary payable through the date of the Employee's termination of employment) any and all amounts necessary to satisfy, in whole or in part, the Employee's obligations under this Section 7. To the extent any deferred compensation subject to Section 409A is used as a source for set-off, the set-off shall occur as and when the deferred compensation otherwise would be paid. Notwithstanding any set-off right exercised by the Company or an Affiliated Employer, the Employee shall remain liable to pay to the Company or an Affiliated Employer any and all amounts due under this Section 7, which remain unsatisfied following such set-off.
b.This Section 7 does not constitute the Company’s exclusive remedy for the Employee's violation of the Employee's restrictive covenant obligations, and in the event of a breach or threatened breach by the Employee of any provision of this Restrictive Covenants Exhibit, the Employee agrees that the Company and any applicable Affiliated Employer shall be entitled to an injunction or restraining order, without the need to post any bond or other security, to prevent such breach or threatened breach in addition to any other remedies permitted by applicable law. Any remedies available to the Company or an Affiliated Employer under this Restrictive Covenant Exhibit or applicable law shall be cumulative and shall not be deemed to be exclusive in any way. The Employee acknowledges and agrees that the remedies provided to the Company or an Affiliated Employer herein are for the legitimate purpose of protecting their critical interests, ensuring the Employee’s compliance with the Employee’s obligations under this Restrictive Covenant Exhibit, and not for any punitive purpose.
c.In the event that the Employee violates any of the terms of the restrictive covenant obligations in this Restrictive Covenants Exhibit, the Employee agrees that the time period for such violated restriction shall be extended by one day for each day the Employee has violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant. The Company may release the Employee from any and all provisions in this Restrictive Covenants Exhibit by providing written notice of the release.
8.Governing Law; Primary Place of Employment. Section 15 (Governing Law; Jurisdiction and Venue) of the RSU Agreement shall apply to this Restrictive Covenant Exhibit; provided, however, if Employee’s Primary Place of Employment is one of the states addressed below under Section 9 (Jurisdiction-Specific Modifications), then Section 9 shall modify such terms. The term “Primary Place of Employment” means the location where the Employee primarily performs services for the Company or an Affiliated Employer as designated by the Company or the Affiliated Employer in accordance with the Company’s or the Affiliated Employer’s applicable policies and procedures. To the extent the Employee’s Primary Place of Employment changes to another state, the special terms and conditions for such state as reflected in this Restrictive Covenant Exhibit (if any) will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s transfer).To the extent applicable law in the Employee’s Primary Place of Employment precludes any provision in this Restrictive Covenants Agreement from applying to the Employee, such specific term or provision shall not apply to the Employee. In no event shall such preclusion affect the validity or enforceability of the remaining terms or provisions of this Restrictive Covenants Exhibit.
9.Jurisdiction-Specific Modifications.
a.California. If the Employee’s Primary Place of Employment is California, then: Section 2 and 3 of this Restrictive Covenants Exhibit shall only apply to the Employee during the Employee’s employment with the Company or the Affiliated Employer and Section 7(a)(ii) and (iv) shall not apply. However, conduct involving misappropriation of trade secrets shall remain prohibited and nothing in this Restrictive Covenants Exhibit shall be construed to limit or eliminate any rights or remedies the Company or the Affiliated Employer would have against the Employee under trade secret law, unfair competition law, or other laws applicable in California absent this Restrictive Covenants Exhibit. Additionally, the governing law provision solely with respect to this Restrictive Covenants Exhibit shall be the State of California, as applicable, rather than New York.

b.Colorado. If the Employee’s Primary Place of Employment is Colorado, then: the Employee acknowledges that the Company or the Affiliated Employer provided the Employee with a separate notice advising the Employee of the restrictive covenants in the RSU Agreement (including Exhibit A) in accordance with CRS § 8-2-113; provided, however, if the Employee did not execute the separate notice then Section 2 and 3 of this Restrictive Covenants Exhibit shall apply to the Employee only during the Employee’s employment with the Company or the Affiliated Employer. However, conduct involving misappropriation of trade secrets shall remain prohibited and nothing in this Restrictive Covenants Exhibit shall be construed to limit or eliminate any rights or remedies the Company or the Affiliated Employer would have against the Employee under trade secret law, unfair competition law, or other laws applicable in Colorado absent this Restrictive Covenants Exhibit.   Additionally, the governing law and venue provisions solely with respect to this Restrictive Covenants Exhibit shall be the State of Colorado, as applicable, rather than New York.
c.District of Columbia. If the Participant’s Primary Place of Employment is the District of Columbia, then: the Employee acknowledges that the Company or the Affiliated Employer provided the Employee at least 14 calendar days before the commencement of the Employee’s employment (or, if the Employee is already employed by the Company or the Affiliated Employer, at least 14 calendar days) to review the restrictions in the RSU Agreement (including Exhibit A) before executing the RSU Agreement. Additionally, the Employee acknowledges that the Company or the Affiliated Employer has provided the Employee with the following notice under District of Columbia law:
The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly-compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has decided that the Participant is a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).
Additionally, the governing law provision solely with respect to this Restrictive Covenants Exhibit shall be the District of Columbia, as applicable, rather than New York.
d.Illinois. If the Participant’s Primary Place of Employment is Illinois and Illinois law controls, then: the Employee acknowledges that the Company or the Affiliated Employer advises the Employee to consult with an attorney before entering into the restrictions in the RSU Agreement (including Exhibit A) and that the Company or the Affiliated Employer provided the Employee at least 14 calendar days to review the restrictions in the RSU Agreement (including Exhibit A) before executing the RSU Agreement.
e.Maine. If the Employee’s Primary Place of Employment is Maine and Maine law controls, then: the Employee acknowledges that the Company or the Affiliated Employer disclosed that it requires a non-compete agreement before making the Employee an offer of employment, if the Participant is a new hire, and that the Employee was given at least three (3) business days to review the RSU Agreement (including Exhibit A) before signing it.
f.Massachusetts. If the Employee’s Primary Place of Employment is Massachusetts, then: in the event the Employee is terminated without cause, Section 2 of this Restrictive Covenants Exhibit shall only apply to the Employee during the Employee’s employment with the Company or the Affiliated. However, conduct involving misappropriation of trade secrets shall remain prohibited and nothing in this Restrictive Covenants Exhibit shall be construed to limit or eliminate any rights or remedies the Company, its corporate affiliates or the Affiliated Employer would have against the Employee under trade secret law, unfair competition law, or other laws applicable in Massachusetts absent this Restrictive Covenants Exhibit. If the Employee is being initially hired by the Company or the Affiliated Employer, the Employee confirms that the Employee was provided a copy of this Restrictive Covenants Exhibit prior to receiving a formal offer of employment from the Company or the Affiliated Employer or at least 10 business days before commencement of the Employee’s employment, whichever came first; and if the Employee was already employed by the Company or the Affiliated Employer at the time of signing this RSU Agreement, the Employee confirms that the Employee was provided a copy of this RSU Agreement at least 10 business days before the Employee’s execution of this RSU Agreement. The Employee acknowledges and agrees that the Employee has received the Units under this RSU Agreement, which the Employee agrees to be fair and reasonable consideration in exchange for the Employee’s post-employment non-competition covenant. The Employee has the right to consult with an attorney before signing this RSU Agreement. Additionally, the governing law and venue provisions solely with respect to this Restrictive Covenants Exhibit shall be the Commonwealth of Massachusetts, as applicable, rather than New York.
g.Minnesota. If the Employee’s Primary Place of Employment is Minnesota, then: Section 2 of this Restrictive Covenants Exhibit shall only apply to the

Employee during the Employee’s employment with the Company or the Affiliated Employer. However, conduct involving misappropriation of trade secrets shall remain prohibited and nothing in this Restrictive Covenants Exhibit shall be construed to limit or eliminate any rights or remedies the Company, its corporate affiliates or the Affiliated Employer would have against the Employee under trade secret law, unfair competition law, or other laws applicable in Minnesota absent this Restrictive Covenants Exhibit. Additionally, the governing law and venue provisions solely with respect to this Restrictive Covenants Exhibit shall be the State of Minnesota, as applicable, rather than New York.
h.Nevada. If the Participant’s Primary Place of Employment is Nevada and Nevada law controls, then: Section 3(ii) of this Restrictive Covenants Exhibit shall not apply to the Employee’s solicitation of any customer, supplier, or other person with whom the Company or an Affiliated Employer is engaged in business if: (1) the Employee did not solicit that customer, supplier, or other person with whom the Company or an Affiliated Employer is engaged in business; (2) the customer, supplier, or other person with whom the Company or an Affiliated Employer is engaged in business voluntarily left and sought services from the Employee; and (3) the Employee is otherwise in compliance with the Employee’s remaining obligations under this Restrictive Covenants Exhibit.
i.North Dakota. If the Employee’s Primary Place of Employment is North Dakota, then: Section 2 of this Restrictive Covenants Exhibit shall only apply to the Employee during the Employee’s employment with the Company or the Affiliated Employer. However, conduct involving misappropriation of trade secrets shall remain prohibited and nothing in this Restrictive Covenants Exhibit shall be construed to limit or eliminate any rights or remedies the Company, its corporate affiliates or the Affiliated Employer would have against the Employee under trade secret law, unfair competition law, or other laws applicable in North Dakota absent this Restrictive Covenants Exhibit. Additionally, the governing law provision solely with respect to this Restrictive Covenants Exhibit shall be the State of North Dakota, as applicable, rather than New York
j.Oklahoma. If the Employee’s Primary Place of Employment is Oklahoma, then: Section 2 of this Restrictive Covenants Exhibit shall only apply to the Employee during the Employee’s employment with the Company or the Affiliated Employer. However, conduct involving misappropriation of trade secrets shall remain prohibited and nothing in this Restrictive Covenants Exhibit shall be construed to limit or eliminate any rights or remedies the Company, its corporate affiliates or the Affiliated Employer would have against the Employee under trade secret law, unfair competition law, or other laws applicable in Oklahoma absent this Restrictive Covenants

Exhibit. Additionally, the governing law provision solely with respect to this Restrictive Covenants Exhibit shall be the State of Oklahoma, as applicable, rather than New York.
k.Washington. If the Employee’s Primary Place of Employment is Washington, then: in the event the Employee’s employment is terminated due to the Employee’s role being eliminated, then Section 2 of this Restrictive Covenants Exhibit shall only apply to the Employee during the Employee’s employment with the Company or the Affiliated Employer, unless the Company or the Affiliated Employer agrees at the time of Employee’s termination of employment to provide the Employee with the payments required by RCW 49.62.020 to enforce Section 2 of this Restrictive Covenants Exhibit after the Employee’s termination of employment. Additionally, Section 3(i) of this Restrictive Covenants Exhibit shall only restrict the Employee’s solicitation of any employee of the Company or the Affiliated Employer to leave the employer, and Section 3(ii) of this Restrictive Covenants Exhibit shall only restrict the Employee’s solicitation of any current customer of the Company or the Affiliated Employer to cease or reduce the extent to which it is doing business with the Company or the Affiliated Employer. Additionally, the governing law and venue provisions solely with respect to this Restrictive Covenants Exhibit shall be the State of Washington, as applicable, rather than New York.